EXHIBIT 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into by and between Forza X1, Inc. (“Buyer”), a Delaware corporation whose mailing address and electronic mail address for notices is Attn: Joseph Visconti, 3101 South US Highway 1, Ft. Pierce, Florida 34982 (joseph@twinvee.com) and American Battery Systems, Inc. (“ABS”), a Delaware corporation, with a place of business at 3768 South Lapeer Rd, Lake Orion, MI 48359, effective as of December 20, 2021 (the “Effective Date”). Buyer or ABS may be collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Buyer is a manufacturer of sport boats.

WHEREAS, ABS is willing to supply Batteries (as defined herein) for Buyer boats in accordance with this Agreement.

WHEREAS, Buyer is willing to purchase Batteries from ABS in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and the promises made herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and ABS agree to be legally bound as follows:

AGREEMENT

1.             Scope. This Agreement sets forth the terms and conditions between Buyer and ABS including its Affiliates (as defined herein) regarding the purchase and supply of automotive-grade batteries as described as the Proliance Intelligent Battery Series (“Packs”) and the necessary battery management software (“BMS”), (the necessary cells, modules, packs and BMS together as “Battery” or “Batteries,” as the case may be).

2.             Term. This Agreement shall commence on the Effective Date and, unless terminated as set forth herein, shall remain in effect until five (5) years after the Effective Date. The effective period of this Agreement is referred to as the “Term”.

3.             Minimum Quantity Commitment. During the Term, Buyer shall purchase, and ABS shall deliver, the minimum monthly quantities in the attached Schedule 1(“Minimum Quantity”), subject to the other terms hereof. The Parties agree and acknowledge that the quoted pricing is based on the Minimum Quantity and therefore the initial order for the 12-month period commencing June 1, 2022 and consisting of [***] units of Batteries is a firm obligation of Buyer. Thereafter, Minimum Quantity orders shall be based on the rolling annual Forecast below and for each quarter the Minimum Quantity may be reduced, but the entire quarterly obligation becomes firm on the first day of each quarter.

4.            Forecast. Buyer shall provide on or about January 1 each year a written rolling annual forecasts indicating Buyer’s projected demand for Batteries (each such forecast, a “Forecast”). ABS will accept each Forecast unless it notifies Buyer in writing to the contrary within five (5) Business Days (as defined below) after receiving a Forecast. If ABS rejects a Forecast, the parties hereto will promptly confer and mutually agree upon a revised Forecast. Subject to the Minimum Quantity obligations, Buyer may reduce the Battery quantities one calendar quarter in advance without penalty for such reduction.

5.             Battery Pricing. ABS shall provide Batteries, including the BMS, as detailed in the attached Schedule 2.

6.             Purchase Orders.

(a)           Buyer shall issue a rolling quarterly Purchase Order for Batteries. ABS will accept all Purchase Orders (as defined herein) that Buyer issues by the delivery date requested in such Purchase Order so long as the number of Batteries indicated does not exceed the quantity specified in the applicable accepted Forecast with respect to the relevant delivery period and Buyer is current on payment of past invoices. “Purchase Order” means Buyer’s written or electronically transmitted instruction to ABS that ABS accepts for deliver Batteries pursuant to applicable delivery or performance dates and locations.

(b)           Unless mutually agreed in writing otherwise, all Purchase Orders will be governed by the terms and conditions of this Agreement. As between Buyer and ABS, any different or additional terms in any proposal, acknowledgement form or any other document will be of no force or effect and will not become part of the agreement between the Parties.

(c)           ABS may not invoice for Batteries until title transfer, which will be deemed to occur when Buyer or its designee assumes the risk of loss or damage. Payment terms are 30 days from the date of receipt of an invoice. All amounts payable will be stated and paid in United States Dollars.

(d)          Buyer shall pay interest on all late undisputed payments at the lesser of the rate of 1.0% per month or the highest rate permissible under applicable law, calculated daily and compounded monthly. Buyer shall reimburse ABS for all costs incurred in collecting any late undisputed payments, including, without limitation, attorneys’ fees. In addition to all other remedies available under the Agreement or at law (which ABS does not waive by the exercise of any rights hereunder), ABS shall be entitled to suspend the delivery of any Batteries if Buyer fails to pay any amounts when due hereunder and such failure continues for ten (10) days following written notice thereof. Buyer shall not withhold payment of any amounts due and payable by reason of any set-off of any claim or dispute with ABS, whether relating to Seller’s breach, bankruptcy or otherwise.

7.            Manufacture & Delivery. The Batteries will be delivered within a reasonable time after ABS receipt of Buyer’s Purchase Order, subject to availability of Batteries but no later than six (6) weeks after receipt of Buyer’s Purchase Order. ABS shall not be liable for any delays, loss or damage in transit. Unless otherwise agreed in writing by the parties: All Batteries will be shipped FCA (Incoterms 2020) ABS’s premises at 50 Ovonic Way, Springboro, Ohio, 45066. For any international shipment, Buyer shall be responsible for export clearance and shall, at its own risk and expense, obtain any import and export license or other official authorization, and carry out all customs formalities, necessary for the exportation of the Batteries from the United States and the importation of the Batteries into the country specified as the shipping destination. ABS may, in its sole discretion, without liability or penalty, make partial shipments of Batteries to Buyer. Each shipment will constitute a separate sale, and Buyer shall pay for the units shipped whether such shipment is in whole or partial fulfillment of Buyer’s purchase order.

8.             Supply Constraint. If ABS’s ability to manufacture and deliver any Batteries in accordance with the then current accepted Forecast is constrained for any reason (other than a Force Majeure Event), ABS will promptly notify Buyer of the supply constraint and ABS’s plan to resolve it, and will provide Buyer reasonable periodic updates regarding the steps taken to resolve the supply constraint.

9.             Acceptance. Buyer shall inspect the Batteries within twenty (20) days of receipt (“Inspection Period”). Buyer will be deemed to have accepted the Batteries unless it notifies ABS in writing of any Nonconforming Batteries during the Inspection Period and furnishes such written evidence or other documentation as required by ABS. “Nonconforming Batteries “ means only the following: (i) the Batteries shipped are different than identified in Buyer’s Purchase Order; (ii) the Batteries are labeled or packaged incorrectly identifying their contents; (iii) the Batteries are damaged in transit or (iv) the Batteries fail to meet their Specifications (as defined below). If Buyer timely notifies ABS of any Nonconforming Batteries, ABS shall replace such Nonconforming Batteries with conforming Batteries within ten days of such notification. If requested by ABS, Buyer shall ship, at ABS’s expense and risk of loss, the Nonconforming Batteries to ABS’s facility located at 50 Ovonic Way, Springboro, Ohio, 45066, USA. ABS shall, after receiving Buyer’s shipment of Nonconforming Batteries, ship to Buyer the replaced Batteries in accordance with the terms of Section 8. Acceptance testing and inspection of Batteries will be performed at Buyer’s facility (or other applicable delivery destination specified in the Purchase Order) by ABS’s (as necessary) and Buyer’s personnel. For avoidance of doubt, if acceptance is delayed with respect to any Purchase Order beyond the date that payment thereunder is due, Buyer shall nevertheless make such payment when due, provided that Buyer shall be entitled to return (at ABS’s expense) any Batteries that are rightfully rejected and promptly receive conforming replacement Batteries therefor.

10.           Warranties.

(a)          ABS represents and warrants that: (a) it has the right to enter into this Agreement and its performance of this Agreement will be free and clear of liens and encumbrances; (b) entering into this Agreement will not cause ABS to breach any other agreements to which it is a party; (c) the Batteries will be new and comprised of new materials when delivered; (d) neither the Batteries nor any portion thereof infringes any patent, copyright, trademark, trade secret, or other proprietary right (“Intellectual Property Right”) of a third party; (e) when delivered to Buyer, the Batteries will conform to all applicable laws in the United States. ABS further warrants (the “Product Limited Warranty” as more specifically defined in the attached Schedule 3) that the Batteries will meet the Specifications and be free from any defects in material and workmanship or due to design. “Specifications” means the specifications and requirements set forth in Schedules 4 and any relevant drawings consistent with such specifications that ABS provides and Buyer approves in writing.

(b)           Notwithstanding the foregoing, the Product Warranty shall be void and of no force or effect if (i) the Battery is altered or repaired by any person other than ABS or ABS’s authorized service representative, (ii) either Buyer or any person that subsequently obtains the Battery shall fail in any material respect to install, operate, maintain, store and transport the Battery in accordance with any guidelines or instructions provided by ABS, (iii) cell temperature is at any time outside the range set forth in the Specifications, which temperature is not caused by or attributable to ABS, or (iv) the Battery is at any time exposed to ambient temperatures outside the range set forth in the Specifications. Further, ABS shall have no liability or obligation under the Product Warranty, and no Battery shall be deemed to violate the Product Warranty, as a result of any failure, condition or problem attributable to (i) accident, (ii) fire, (iii) immersion in liquid, (iv) natural disasters, war, riot, terrorism, or other events or occurrences that are beyond ABS’s reasonable control, or (v) if not attributable to ABS, electrical overloading or external electrical shorts, power failure surges, inrush current or lightning.

11.           Remedies for Defective Batteries.

(a)           “Defective Battery” or “Defective Batteries” means any Battery that: (i) fails to comply with the applicable Product Warranty or Specifications at any time during the applicable warranty period, or (ii) fails to comply with any applicable law or regulation at time of delivery.

(b)           If, after acceptance, Buyer gives notice to ABS that more than two (2) percent of the Batteries delivered over the course of any calendar quarter or two (2) percent during a calendar year are Defective Batteries, the Parties will promptly convene a quality control committee (“QCC”) to determine the cause. Buyer and ABS may each designate three (3) of their respective qualified personnel to participate in the QCC. ABS will provide a sufficient number of qualified manufacturing, materials and quality engineers to effectively conduct the necessary analyses and to document the QCC findings. The QCC will conduct weekly meetings until the cause has been determined and documented to Buyer’s reasonable satisfaction. Based on such determination of the QCC, ABS will take appropriate remedial steps approved by the QCC to reduce the defect rate to less than two (2) percent per calendar quarter or two (2) percent per calendar year.

12.           Return of Batteries. At its expense and provided ABS elects to have the Defective Batteries returned, ABS will accept the return of any Defective Batteries that Buyer returns and will ship replacement Batteries as soon as reasonably practicable.

13.           Support Services. ABS will provide the support services set forth on Schedule 5.

14.          Limits of Liability. EXCEPT FOR ANY VIOLATION OF ANY OBLIGATION WITH RESPECT TO PAY AMOUNTS OWING UNDER ANY PURCHASE ORDER, (I) IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL OR EXEMPLARY DAMAGES, AND (II) IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED, IN THE AGGREGATE, THE AMOUNTS PAID OR PAYABLE BY BUYER TO ABS DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE TIME THAT SUCH LIABILITY FIRST ACCRUES.

15.           Indemnification.

(a)           ABS’s Obligations. ABS agrees to indemnify, defend and hold harmless, reimburse and compensate Buyer and each of their shareholders, directors, officers, employees and agents (collectively “Buyer Indemnities”) from and against any and all costs, fees, expenses, damages that any Buyer Indemnitee is obligated to pay to the Claimant (as hereinafter defined), and reasonable attorneys’ fees (“Losses”) arising out of any claim brought by any third party (the “Claimant”) against Buyer to the extent that such Losses arise from any actual or alleged:

(i)            Noncompliance by ABS with any of its representations, warranties or obligations under this Agreement (other than the Product Warranty);

(ii)           Gross Negligence, recklessness or willful misconduct of ABS;

(iii)         Infringement of any Intellectual Property Right (as defined herein) by the Batteries provided by ABS;

(b)         Buyer’s Obligations. Buyer agrees to indemnify, defend and hold harmless, reimburse and compensate ABS, ABS’s Affiliates, and each of their shareholders, directors, officers, employees and agents (collectively “ABS Indemnities”) from and against any and all Losses (“Losses”) arising out of any claim brought by the Claimant against ABS to the extent that such Losses arise from any actual or alleged:

(i)            Gross Negligence, recklessness or willful misconduct of Buyer; or

(ii)           Noncompliance by Buyer with any of its representations, warranties or obligations under this Agreement.

(c)           Process. The indemnified party shall tender sole control of the defense and settlement of any indemnified claim to the indemnifying party and shall reasonably cooperate with the indemnifying party in such defense; provided that the indemnifying party shall not settle any claim without the indemnified party’s consent, not to be unreasonably withheld, delayed or conditioned. The indemnified party may at its option participate in the defense of any claim with its own counsel, at its expense.

16.           Duty to Correct. If a third-party claims that any Batteries infringe such third party’s Intellectual Property Right, ABS will, in addition to its obligations in this Agreement, promptly notify Buyer in writing and, at its own expense, keep Buyer informed of ABS’s defenses. If a third party obtains a final non-appealable judgment against ABS arising out of a claim by such party alleging that the Batteries infringe an Intellectual Property Right(s) of such third party, ABS will exercise the first of the following remedies that is practicable: (a) obtain from such third party the right for Buyer to use, import and sell such Batteries in Buyer products; (b) modify the Batteries so they are non-infringing and in compliance with this Agreement; or (c) replace the Batteries with non-infringing versions that comply with the requirements of any Specifications and this Agreement.

17.           Termination.

(a)            Termination by Buyer for Cause. Subject to Section 19(b), Buyer may terminate for cause, effective upon delivery of a termination notice. Subject to Section 19(b), Cause for Buyer means:

(i)            A material breach of any warranty or other term of this Agreement that is not cured in accordance with Section 17 (b); or

(ii)          ABS’s assignment for the benefit of creditors, voluntary bankruptcy or involuntary bankruptcy or insolvency proceedings that are not dismissed within ninety (90) days.

(b)           Cure. If ABS breaches any warranty or other term of this Agreement, if such breach is reasonably capable of being cured ABS may cure such breach within thirty (30) days of ABS’s receipt of written notice thereof from Buyer.

(c)          Termination by ABS for Cause. ABS may terminate this Agreement for non-payment of an undisputed Purchase Order when due or other material breach of this Agreement by Buyer, if:

(i)            ABS first provides Buyer written notice specifying the undisputed amounts past due or other breach hereof and ABS’s intent to terminate this Agreement if the past due amount is not paid or other breach cured; and

(ii)            Buyer does not either:

(1)          pay the past due amounts within ten (10) days of notice of such default, in the event of a payment default; or

(2)          if such breach is reasonably capable of being cured, cure such breach within thirty (30) days of Buyer’s receipt of written notice thereof from ABS.

(d)           ABS’s Obligations Following Termination For Any Reason. Notwithstanding any claimed or actual breach by Buyer (but provided that Buyer is current in its payment obligations), ABS shall cooperate during the transition to a successor supplier (“Transition Support”), which consists of the following: (i) ABS shall continue production and delivery of all Batteries ordered by Buyer consistent with the accepted Forecast, at the prices and other terms stated in this Agreement, without premium or other condition, during the entire period reasonably needed by Buyer to complete the transition to the alternate supplier(s) (but not exceeding one hundred twenty (120) days); (ii) If the transition occurs for reasons other than Buyer’s termination for cause, Buyer will, at the end of the transition period, pay the reasonable, actual cost of any of ABS’s assistance provided that ABS has advised Buyer prior to incurring such amounts of its estimate of such costs. If the parties disagree on the cost of Transition Support, Buyer will pay the agreed portion to ABS without prejudice to ABS’s right to seek to recover any disputed amounts.

(e)           Mutual Termination Without Cause. Either Party may terminate this Agreement without cause by providing the other party no less than twelve (12) months prior written notice of its intent to terminate. In the event of a termination under this Section, there shall be no continued Transition Support and the Agreement shall terminate at the end of the 12-month notice period.

18.          Intellectual Property. Ownership of ABS’s patents, trademarks, copyrights, and other proprietary intellectual property rights in any way related to the Batteries (collectively, the “ABS Intellectual Property”), including, without limitation, all proprietary rights, trade secrets, United States domestic patents and foreign patents (provisional and non-provisional) and patent applications (together with all patents issuing therefrom or claiming the benefit or priority thereof) in all countries of the world, all reissues, reexams, divisional, continuation, and continuation-in-part applications, and improvements of any of the foregoing, and all derivative and other works in any way relating to or arising out of the ABS Intellectual Property, shall be and at all times remain the sole and exclusive property of ABS. Buyer, on behalf of itself and each of its employees, agents and contractors (the “Representatives”), agrees that it will not challenge the validity of, or claim any right to an ownership interest in, any portion of the ABS Intellectual Property.

19.           Miscellaneous.

(a)           Incorporation by Reference. The terms and conditions in the Recitals and the Schedules hereto are incorporated herein by this reference.

(b)           Relationship of Parties. Nothing in this Agreement creates a joint venture, partnership, franchise, employment or agency relationship or fiduciary duty of any kind. Neither Party will have the power to, nor will it hold itself out as having the power to, act for or in the name of or to bind the other Party. Except as expressly provided, this Agreement is not for the benefit of any third parties.

(c)           No Waiver; Governing Law. The failure of either Party to enforce any right resulting from breach of any provision of this Agreement shall not be deemed a waiver of any right relating to a subsequent breach of such provision or of any other right hereunder. This Agreement shall be governed by, construed in accordance with, and the rights and obligations of the Parties determined under, the laws of the State of Michigan, without regard to its conflicts of law principles. The Parties agree that any and all claims, actions, causes of action, suits and similar proceedings relating to this Agreement shall be filed and maintained only in the courts of the State of Michigan sitting in Oakland County or the United States District Court for the Eastern District of Michigan and, with respect to any such proceeding, each Party irrevocably (a) agrees and consents to be subject to the jurisdiction of such courts and (b) waives any objection which it may have at any time to the laying of venue of any such proceeding brought in any such court, waives any claim that such proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such proceeding, that such court does not have jurisdiction over such party.

(d)           Joint Negotiation. ABS and Buyer have participated in the negotiation of this Agreement. Each of the Parties acknowledges such negotiation in order to avoid the application of any rule construing contractual language against the drafter and agrees that this Agreement shall be construed without prejudice to the party who memorialized it in final form.

(e)           Compliance with Laws. Buyer represents and warrants that it is in compliance with (a) the Trading with the Enemy Act, as amended, and each of the assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

(f)            U.S. Export Control Administration Regulations and Foreign Corrupt Practices Act.

(i)                   Buyer acknowledges and agrees that certain export control laws, including the U.S. Export Administration Act, the U.S. Export Administration Regulations and the U.S. Boycott Regulations, may result in the imposition of sanctions in the event that, directly or indirectly, the Batteries supplied by ABS are exported to various countries. Buyer agrees to comply with all such applicable export control laws.

(ii)                 Buyer represents and warrants that it (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, (iii) neither is itself nor, to its knowledge, its bank, insurance company, shipping line, freight forwarder, customer for the Batteries or other end user of the Batteries a person on the list of Specially Designated Nationals, Blocked Persons and Specially Designated Global Terrorists or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulations or executive order, (iv) neither is itself nor, to its knowledge, its bank, insurance company, shipping line, freight forwarder, customer for the Batteries or other end user of the Batteries a person on the list of Denied Persons and Denied Entities or subject to the limitations or prohibitions under the U.S. Commerce Department’s Bureau of Export Administration regulations, guidelines or orders, or (v) neither is itself nor, to its knowledge, its bank, insurance company, shipping line, freight forwarder or customer for the Batteries or other end user of the Batteries a person on the Debarred Parties List or subject to the limitations or prohibitions under the U.S. Department of State regulations, guidelines or orders.

(iii)                If any transactions by Buyer are found which are not authorized by the Office of Foreign Assets Control or Patriot Act, this Agreement will immediately and automatically terminate. Buyer agrees that it will not allow the Batteries to be sold to customers in, nor will it provide support to customers in, “No Trade Countries”, and Buyer will not allow the Batteries to be sold to, nor will it provide support to, any “Specially Designated Natioals”.

(g)           Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, personal representatives, successors and permitted assigns. The rights and obligations hereunder shall not be assigned or delegated, as the case may be, by either Party without the prior written consent of the other Party. Except as expressly provided herein, nothing in this Agreement is intended to confer any rights or remedies upon any person, other than the Parties and their respective heirs, executors, personal representatives, successors and permitted assigns.

(h)          Notices. Any notice required or permitted hereunder will be in writing and will be given to the appropriate Party at the address first set forth above, or at such other address as the Party may hereafter specify in writing. Such notice will be deemed given: upon personal delivery to the appropriate address; or three (3) Business Days after the date of mailing if sent by certified or registered mail; or one (1) Business Day after the date of deposit with a commercial courier service offering next business day service with confirmation of delivery. “Business Day” means any day on which banks are open for business in Detroit, MI.

(i)            Force Majeure. Neither Party will be liable for any failure to perform caused by circumstances beyond its reasonable control including, but not limited to, acts of God, earthquakes, hurricanes, floods, tornados, fires, acts of war, hostilities, invasions, terrorism, civil disorder, riots, blockade, embargo, utility disruptions, including power and water, or accident (each, a “Force Majeure Event”), provided: (i) it promptly notifies the other Party and uses reasonable efforts to correct its failure to perform; and (ii) it has taken such commercially reasonable efforts to protect against and mitigate the impact of the force majeure event if such event was reasonably foreseeable or was of a kind for which such precautionary measures are customarily taken in the applicable industry. For the avoidance of doubt, the COVID-19 pandemic is not a force majeure event, but any governmental actions taken in response thereto after the date hereof (e.g., orders requiring the closure of manufacturing facilities or suspension of shipping) may be Force Majeure Events. In the event the Force Majeure Event shall continue for more than thirty (30) days the non-affected Party may thereupon terminate this Agreement.

(j)            Severability. If a court finds any provision of this Agreement or any right or obligation invalid or unenforceable, this Agreement shall be immediately deemed amended to: (i) include a provision that reflects the intent of the Parties, or, if (i) is not possible, (ii) to exclude such provision and the parties shall negotiate in good faith a substitute provision that reflect the Parties’ intent at the time of entering into this Agreement.

(k)           Related Documents; Precedence. The terms and conditions of any Purchase Order and the terms and conditions of any schedules, attachments and other documents referenced herein or therein are incorporated into the terms and conditions of this Agreement. In the event of any conflict in the documents which constitute this Agreement, the order of precedence will be (i) this Agreement; (ii) any other schedules, attachments and other documents referenced and incorporated herein and therein; and (iii) any Purchase Order.

(l)            Counterparts. This agreement may be executed in two (2) or more counterparts including signing an electronic or facsimile copy. Each counterpart shall be deemed an original and all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date specified beneath their respective signatures below, with the intent that it shall become effective on and as of the Effective Date.

BUYER:

Forza X1, Inc., a Delaware company

By:	/s/ Joseph Visconti
Joseph Visconti

Its: Chief Executive Officer

Dated: December 20, 2021

ABS:

American Battery System, Inc., a Delaware corporation

By:	/s/ Ivan Menjak
Ivan Menjak

Its: Vice President, Business Development

Dated: December 20, 2021

Schedule 1

Minimum Quantity

Initial Purchase Order commences on production of Batteries June 1, 2022, until May 31, 2023 with a total firm commitment to purchase [***] Batteries in accordance with Schedule below. [***]

Schedule 2

BATTERY PACK PRICING

Time Period	Product Type	Price per Unit
Effective Date to October 30, 2022	Prototype	$[***]
After November 1, 2022	Production	$[***]

Schedule 3

PROLIANCE™ T350-50 BATTERY PACK

LITHIUM ION LIMITED WARRANTY

American Battery Solutions, Inc. (“Manufacturer”) warrants to the original purchaser from Manufacturer or from a dealer or distributor authorized by Manufacturer (“Customer”) that its Proliance™ T350-50 Lithium Ion (“Battery(ies)”) listed in the table below, if used in an approved application, will be free from defects in material and/or workmanship under normal use and service during the period commencing on the earlier of the date on which the Battery is purchased or six (6) months after the date of manufacture and continuing for the duration stated in the table below (the “Warranty Period”). If the Battery becomes unusable (not merely discharged) due to defect in material and/or workmanship within the Warranty Period, subject to the exclusions listed below, Manufacturer will credit, replace, or repair, if serviceable, the Battery. This warranty is extended only to a Customer and is non-transferable.

Subject to the terms and conditions outlined herein, Manufacturer warrants to Customer that the Battery(ies) will deliver 60% or more of rated Amp-hour capacity when tested at 70-85˚F (21-29˚C) for the application-specific Warranty Period as per Table 1 below.

Table 1 – Warranty Period

Product	Free Replacement or Repair Period	Pro-Rated Credit Period	Total Warranty Period (Years)
MOTIVE APPLICATIONS
Proliance™ T350-50 Battery Pack	12 months or 25 MWh discharged (whichever comes first)	0	1

DEFINITIONS

Battery Management System (“BMS”) - means the printed circuit board together with the communications, firmware, and software found in the BMS.

Motive Application - means product applications where the Battery is routinely exposed to vibration, lateral and/or vertical forces as a result of installation on or inside moving equipment. Examples include, but are not limited to, golf cars, floor cleaning machines, aerial work platforms, utility vehicles, personal electric vehicles, leisure boats.

WARRANTY EXCLUSIONS

This Limited Warranty does not cover Batteries sold by Manufacturer to third-party Original Equipment Manufacturers (“OEMs”). Please contact the OEM for warranty information.

Without the involvement of the Manufacturer in system design and Manufacturer’s express written authorization, Batteries shall not be used as a primary or backup power source for life support systems or other medical equipment, or any use where product failure could lead to injury to persons or loss of life or catastrophic property damage. Use in this manner is at purchaser’s or end users own risk. To the extent permitted by law, Manufacturer disclaims any and all liability arising out of any such use. By purchasing the Batteries, Customer agrees that it will not use the Batteries for such uses or market or re-sell the Batteries for such uses, and Customer agrees to indemnify and hold Manufacturer harmless from and against any claims asserted against, and any liabilities incurred by, Manufacturer as a result of Customer’s violation of this provision. Further, Manufacturer reserves the right to refuse to service any Battery used for these purposes and disclaims any and all liability arising out of Manufacturer’s refusal to service.

This warranty does not cover defects that are caused by normal wear and tear, normal capacity degradation over battery lifetime, inadequate maintenance, insufficient ventilation, transportation, storage or faulty repair, misuse, neglect, accident or abuse, modification to the Battery, failure to observe operating instructions and parameters or improper installation. This warranty does not cover defects caused by external influences while in the Customer’s possession, including unusual physical or electrical stress such as power surges, uncontrolled voltages and currents, system harmonics, lightning, flood, fire, exposure to excessive hot or cold temperatures, or accidents. This warranty does not cover any damage that may occur as a result of improper connection, incorporation, charging (undercharging, overcharging, over-discharging), or installation.

For further clarity, this warranty is also void if the data logger is destroyed or altered or if the Battery:

1.	is damaged due to shipping or mishandling,
2.	operates (charge or discharge) below or above its authorized temperature range (as measured and logged by the Battery internal data logger which can be read by any CAN-capable diagnostic tool with ABS CAN database. See ABS for CAN database),
3.	operates at an average temperature exceeding 80°F (27°C) over the life of the Battery (as measured and logged by the Battery internal data logger),
4.	is not maintained in accordance with the parameters as set forth in the English language version of the User’s Guide,
5.	is charged with a battery charger, charging algorithm or unregulated charge source that does not comply with the Manufacturer’s recommendation as set forth in the English language version of the User’s Guide,
6.	is subjected to excess vibration as might be caused by out of balance or improperly operated pads in floor burnishing machines,
7.	manufacturing date codes, safety certification numbers or serial and tracking numbers are destroyed or altered,
8.	is disassembled, altered, or repaired by someone other than an authorized Manufacturer’s agent.
9.	is not installed with adequate balance of system components,
10.	is directly connected to DC motors without proper safety protection, motor controllers, and external motor voltage clamping systems, as recommended below,
11.	is not properly protected from inrush currents, as recommended below,
12.	is installed with other makes and/or models in the same string,
13.	improper connection or usage of the CAN bus interface on the Battery as set forth in the English language version of the User Guide,
14.	is cycled by a regenerative cycler that can cause voltage spikes above recommended thresholds, which can damage the internal components of the battery,
15.	is used in application other than that for which it was designed and intended,
16.	is misapplied or improperly sized for the application (including current requirements exceeding battery capability at different temperatures and states of charge including normal lifetime degradation in battery capacity and current capability as defined in the User’s Guide),
17.	is subjected to breakage, freezing, wreckage, impact or collision, fire, water damage, melted and broken terminal including over torqueing the terminals,
18.	is damaged due to improper installation, loose terminal connections, under-sized cabling, incorrect connections (series or parallel) (cannot be used in series) for desired voltage and Amp-hour requirements, installed in reverse polarity,
19.	is subjected to environmental damage, inappropriate storage conditions as defined by the User’s Guide or is exposed to extreme hot or cold temperatures as defined in the User’s Guide,
20.	in need of repair due to actions or omissions by anyone other than Manufacturer,
21.	is charged below freezing temperatures,
22.	is opened, modified, or tempered with,
23.	is discharged/tested with machines designed for lead batteries, or
24.	is re-sold through any online e-commerce marketplace.

This Limited Warranty does not cover a Battery that has reached its normal end of life due to usage, which may occur prior to the Warranty Period. A battery can deliver only a fixed amount of energy over its life which will occur over different periods of time depending on the application and usage. The Manufacturer reserves the right to deny a warranty claim if the Product is determined, upon inspection, to be at its normal end of life even if within the Warranty Period.

EXCLUSION FOR FAILURE TO PROVIDE DATA ACCESS

In order to provide this Limited Warranty, Manufacturer may require the ability to update and upgrade the Battery’s Firmware and Software. Any failure to install system updates or upgrades when provided or to provide data logged information upon request will void this Limited Warranty.

DISCLAIMER

EXCEPT FOR THE LIMITED WARRANTY SET FORTH ABOVE, SELLER MAKES NO WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE BATTERIES, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; OR (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY IMPLIED BY OR ARISING OUT OF ANY COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE HEREBY DISCLAIMED AND WAVIED BY CUSTOMER.

BREACH OF WARRANTY REMEDY

MANUFACTURER SHALL HAVE NO LIABILITY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES. IN NO EVENT SHALL THE LIABILITY OF MANUFACTURER UNDER ANY WARRANTY CLAIM EXCEED THE PURCHASE PRICE FOR THE APPLICABLE BATTERIES. Manufacturer will not be responsible for any expenses for transportation, installation, freight, recharging, electrical system tests, loss of time, loss of use of equipment, service calls, labor, use of rentals, or other expenses which would be considered as incidental or consequential damages. The only remedy available under this warranty is Battery replacement.

HOW TO MAKE A WARRANTY CLAIM

To process a claim under this Limited Warranty, please contact your place or purchase. Proof of purchase will be required. Claims of defective material and/or workmanship must be submitted in writing within ten (10) days of discovery and prior to the expiration of the applicable Warranty Period. If the Battery needs to be returned for inspection, the Manufacturer will issue a Return Materials Authorization (“RMA”). Return the Battery, at your expense in accordance with the UNDOT 3480 shipping requirements for Class 9 Hazardous Goods, to your authorized Manufacturer distributor or dealer. Acceptance of the Battery for inspection does not mean the Manufacturer will accept the warranty claim. Please refer to the Manufacturer’s website for a list of distributors and dealers or call the Manufacturer’s customer service department at 248-462-6364.

NON-MANUFACTURER WARRANTIES:

Your authorized Proliance™ distributor or dealer may offer its own warranty in addition to this Warranty, which warranty may vary in warranty period, scope of coverage, or exclusions. Manufacturer is not responsible for any such additional distributor or dealer-provided warranties.

WARNINGS

PROPERLY PROTECT THE BATTERY WITHIN THE OVERALL INSTALLATION

Proper grounding, isolation, fusing, breakers and disconnects must be correctly used throughout the balance of systems to effectively isolate and protect all components of the system against faults, short circuits, reverse polarity, or component failure. The sizing of all system components should be determined using established electrical codes and standards and evaluated by certified engineers, electricians, and licensed installers. Although every Battery has system protection and fuses to protect the Battery from operation outside of its pre-set limits, additional balance of system protections must always be included (such as charge controllers) to protect the Battery from high voltage sources such as open PV voltage. The internal circuitry, protection and fusing will not protect the Battery from extreme electrical phenomena.

DC MOTOR VOLTAGE SPIKES

In operation, DC motors represent an inductive load. If the Battery’s BMS disconnects from a DC motor while it is operating, a voltage transient will result unless there is proper protection included in the system. Direct connection to DC motors without proper protection, motor controllers, and/or external motor voltage clamping systems (such as high power anti-parallel diodes or braking resistor systems) may result in damage to the internal Battery protection system, creating potentially damaging conditions, and will void the warranty.

DC MOTOR INRUSH CURRENT

When typical DC motors become energized, a much larger amount of current than normal rushes into the motor until it reaches its steady-state speed. Initial inrush currents can significantly exceed the steady state levels. Inrush current limiters must be used when connecting the Battery to DC motors to protect the Battery’s BMS and electronics. Failure to do so will void the warranty.

For a Proliance Distributor near you, call + 1.248.462.6364 or visit www.americanbatterysolutions.com 3768 South Lapeer Rd, Orion, MI 48359 USA

© 2020 American Battery Solutions, Inc. All rights reserved. American Battery Solutions, Inc. is not liable for damages that may result from any information provided in or omitted from this publication, under any circumstances. American Battery Solutions, Inc. reserves the right to make adjustments to this publication at any time, without notice or obligation.

Schedule 4

Specifications

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